                                OPTION AGREEMENT

     THIS OPTION AGREEMENT (the "Agreement") is made and entered into this 8th day of January, 1998, by and between HARVEY'S CASINO RESORTS, a Nevada corporation ("HARVEYS"), and GRAND PLAZA LIMITED PARTNERSHIP, a Nevada limited partnership.

                              W I T N E S S E T H

1.   GRANT OF OPTION:

     In consideration of the sum of Five Hundred Thousand Dollars ($500,000.00) paid by HARVEYS to GRAND, receipt of which is hereby acknowledged (the "Option Payment"), GRAND hereby grants, bargains and sells to HARVEYS the right and option (the "Option") to purchase 33.3 acres located on the northeast corner of Harmon and Koval in Las Vegas, Nevada, commonly known as Grand Plaza Site (the "Property"), as such is shown on the map attached hereto as Exhibit "A." The Option Payment shall be nonrefundable, except as expressly provided herein. In the event HARVEYS exercises its right to purchase the Property, the Option Payment shall be credited to the purchase price.

2.   OPTION PERIOD; EXTENSION OF OPTION PERIOD:

     The rights and privileges granted hereunder shall commence on the date first set forth above, and shall run through and including May 15, 1998.

     Subject to the provisions of paragraph 4, HARVEYS shall have the right to extend the Option on a month to month basis upon payment to GRAND of Thirty Seven Thousand Five Hundred Dollars ($37,500.00) per month, which payment shall be due prior to the expiration of the then current option period; provided, however, that if HARVEYS extends the Option beyond August 15, 1998, the fee to extend the Option shall increase to Seventy-five Thousand Dollars ($75,000.00) per month. In no event may HARVEYS extend the Option beyond October 15, 1998. In the event HARVEYS fails to timely make a required payment to extend the option in accordance with the terms of this paragraph 2, this Agreement, and all rights hereunder, shall terminate and GRAND shall retain all funds received prior to the date of termination.

     In the event HARVEYS exercises its right to purchase the Property the Option Payment, as well as all payments to extend the Option, shall be credited to the purchase price.

3.   OPTION ALTERNATIVES; PRICE:

     In the event HARVEYS elects to exercise the Option, HARVEYS shall have the right to elect to purchase the Property in accordance with one of the following two alternatives:

     a.   OPTION I:

          i. HARVEYS shall purchase the approximately fourteen (14) acres of the south side of the Property, as shown on the map attached hereto as Exhibit "B" (the "Initial Property"), for Two Million Three Hundred Sixty Thousand Dollars ($2,360,000.00) per acre. The actual acreage purchased by HARVEYS shall be subject to adjustment as provided hereinbelow.

          ii. Simultaneous with close of escrow on the purchase of the Initial Property, HARVEYS shall loan to GRAND the sum of Ten Million Dollars ($10,000,000.00), which loan shall bear interest at the rate of nine percent (9%) per annum and shall be secured by a first deed of trust on the remainder of the Property. The loan shall be all due and payable in five (5) years; provided, however, that in no event shall the loan be payable sooner than the termination or final expiration of the Remainder Option. In the event HARVEYS exercises its option to purchase the remainder of the Property in accordance with paragraph 4, hereinbelow, the outstanding principal balance of the loan, and all accrued and unpaid interest, shall be credited toward the purchase price. In the event HARVEYS elects not to exercise its option to purchase the remainder of the Property Three Million Three Hundred Sixty Thousand Dollars ($3,360,000.00) of the principal balance of the loan shall be forgiven; the remaining outstanding principal balance of the loan, and all accrued and unpaid interest, shall be all due and payable within One Hundred Eighty (180) days of delivery by HARVEYS to GRAND of written notice of HARVEYS intent NOT to exercise the Remainder Option.

          iii. HARVEYS shall retain the right and option to purchase the remainder of the Property (the "Remainder Property") in accordance with paragraph 4, herein below.

     b.   OPTION II:

          i. HARVEYS shall purchase approximately eighteen (18) acres on the south side of the Property, as shown on the map attached hereto as Exhibit "C" (also referred to herein as the "Initial Property"), for Two Million Three Hundred Sixty Thousand Dollars ($2,360,000.00) per acre. The actual acreage purchased by HARVEYS shall be subject to adjustment as provided hereinbelow.

          ii. HARVEYS shall retain the right and option to purchase the remainder of the Property (also referred to herein as the "Remainder Property") in accordance with paragraph 4, herein below.

     The parties acknowledge and agree that, in the event HARVEYS exercises its option rights under either Option I or Option II there may be a need to adjust the actual acreage of the Property initially purchased in order the accommodate existing buildings, roads and other improvements so as to maintain the utility of the remainder of the Property for use as apartment rental units. Accordingly, it is agreed that, upon the exercise by HARVEYS of either Option I or Option II, the parties will negotiate, in good faith, and identify a mutually agreeable boundary line between the actual acreage to be initially purchased by HARVEYS and the remainder of the Property. The parties will use their best efforts to reach an agreement as to the boundary line such that the acreage purchase by HARVEYS will, as nearly as possible, equal the acreage identified under the option exercised by HARVEYS. In no event will the actual acreage purchased deviate by more than one-half acre (plus or minus) from the acreage identified under the option exercised by HARVEYS. The total purchase price paid by HARVEYS shall be calculated based on the actual acreage purchased, with a prorata portion of the per-acre price to be paid for fractional acres purchased.

4.   OPTION ON REMAINDER OF PROPERTY; OPTION PRICE; PURCHASE PRICE:

     Under either Option I or Option II HARVEYS shall retain the option to purchase the Remainder Property (the "Remainder Option") for a period commencing as of the close of escrow for the Initial Property and ending on August 15, 2003. As consideration for the grant of the Remainder Option, HARVEYS shall make annual option payments to GRAND over the term of the Remainder Option in accordance with the following schedule:

     a.   Year 1:  No payment due;

     b. Year 2: Two Hundred Fifty Thousand Dollars ($250,000.00), due on or before August 15, 1999;

     c. Year 3: Five Hundred Thousand Dollars ($500,000.00), due on or before August 15, 2000;

     d. Year 4: Five Hundred Thousand Dollars ($500,000.00), due on or before August 15, 2001; and

     e. Year 5: Five Hundred Thousand Dollars ($500,000.00), due on or before August 15, 2002.

     In the event HARVEYS exercises the Remainder Option, all option payments made pursuant to this paragraph 4 shall be credited to the purchase price for the Remainder Property. In the event HARVEYS fails to timely make a required option payment, in accordance with the terms of this paragraph 4, this Agreement, and all rights hereunder, shall terminate and GRAND shall retain all funds received prior to the date of termination.

     In the event HARVEYS exercises the Remainder Option under either Option I or Option II, the purchase price to be paid shall be determined in accordance with the following schedule:

     f. Two Million Five Hundred Fifty Thousand Dollars ($2,550,000.00) per acre if the purchase is closed on or before August 15, 1999;

     g. Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000.00) per acre if the purchase is closed or before August 15, 2000;

     h. Two Million Nine Hundred Seventy Thousand Dollars ($2,970,000.00) per acre if the purchase is closed on or before August 15, 2001;

     i. Three Million Two Hundred Ten Thousand Dollars ($3,210,000.00) per acre if the purchase is closed on or before August 15, 2002;

     j. Three Million Four Hundred Seventy Thousand Dollars ($3,470,000.00) per acre if the purchase is closed on or before August 15, 2003.

5.   EXERCISE OF OPTION:

     The option is to be exercise by HARVEYS by written notice to GRAND delivered in accordance with the terms of this Agreement (the "Exercise Notice"). The Exercise Notice shall specify whether HARVEYS is proceeding in accordance with Option I or Option II.

6.   REPRESENTATIONS BY GRAND OF TITLE AND AUTHORITY:

     It is acknowledged and understood that GRAND does not presently control .60 acres of the Property. GRAND warrants and represents that it is using and shall use its best efforts to acquire said .60 acres. In the event GRAND has neither acquired nor secured the contractual right or option to acquire said .60 acres on or before March 31, 1998, HARVEYS shall have the right to terminate this Agreement and, in that event, HARVEYS shall be entitled to immediate repayment of all sums paid to GRAND.

     Other than as set forth herein, GRAND warrants and represents that it holds legal, marketable and insurable fee simple title to the Property and has the authority to enter into and grant the option granted herein. In the event that HARVEYS exercises the Option, GRAND warrants and represents that it has the right, title and authority to convey the Property to HARVEYS by grant bargain and sale deed; provided, however, that the approximately two (2) acre portion of the Property at the corner of Harmon Street and Koval Lane, defined as the "Drink Land" in the "Drink Agreement" (as hereinafter defined), shall be conveyed to HARVEYS as soon as possible after GRAND obtains title thereto in accordance with the Drink Agreement. GRAND convenants that during the term of the Option and the Remainder Option, GRAND will not encumber the Property in any way nor grant any property or contract right relating to the Property which would impair HARVEYS rights under this Agreement without the prior written consent of HARVEYS. Notwithstanding the foregoing, it is acknowledged and agreed that GRAND may
(i) continue to rent the apartments on the Property during the term of the Option and, as to the Remainder Property, during the term of the Remainder Option, and GRAND shall be entitled to retain the rents and profits therefrom, and (ii) encumber the Property as GRAND deems appropriate so long as such encumbrance(s) do not secure debt which exceeds GRAND'S equity in the Property and such encumbrance(s) shall be fully released upon HARVEYS purchase of the Property.

     After the close of escrow for the Initial Property, the rental agreements with respect to the apartment units on the Initial Property shall remain in effect, with the rents and profits therefrom to be payable to HARVEYS. GRAND, by and through its affiliate Realty Management, Inc., shall continue to manage the units on the Initial Property in accordance with the current management agreement between GRAND and Realty Management, Inc. At the time HARVEYS determines that it shall no longer lease the apartment units on the Initial Property, HARVEYS shall instruct GRAND to terminate the then existing rental agreements affecting the Initial Property (and evict any tenants if necessary). After HARVEYS acquires the Remainder Property, it may instruct GRAND to terminate the then existing rental agreements affecting the Remainder Property (and evict any tenants if necessary).

7.   CLOSE OF ESCROW; PRELIMINARY TITLE REPORT:

     Upon the execution of this Agreement, the parties shall open an escrow with Nevada Title Company, with Nikki Wilcox as escrow agent ("Escrow Agent"). Upon the exercise of any option hereunder (whether Option I, Option II or the Remainder Option) HARVEYS shall close escrow on the purchase no later than thirty (30) days following delivery of the Exercise Notice.

     g.   PRELIMINARY TITLE REPORT:

          A Preliminary Title Report for the Property is attached hereto as Exhibit "D." HARVEYS has had the opportunity to review said report and hereby approves said report, including the exceptions to title shown on
Schedule B thereto.   Prior to the close of escrow, GRAND shall have the duty
and obligation, at GRAND'S sole cost and expense, to remove any monetary liens, charge or other encumbrance on the Property should HARVEYS so request. Close of escrow shall be extended for a period equal to any delay resulting from GRAND's efforts to remove such monetary lien, charge or other encumbrance.

     h.   TITLE INSURANCE, PRO-RATIONS, TAXES, COSTS AND FEE:

          Current taxes, insurance, utilities, improvement bonds, assessments, if any, and any obligations under service contracts benefitting the Property, shall be pro-rated as of the date of recordation of the deed. All other costs associated with this transaction, including escrow fees, real property transfer fees, and the like, shall be paid as is customary in Clark County, Nevada.

     i.   NO COMMISSIONS:

          The parties acknowledge and agree that neither party is represented in this transaction by a licensed real estate broker or agent and no real estate commissions are due in connection with this transaction. GRAND and Purchaser each hereby agree to indemnify and hold the other harmless from and against all liability, loss, cost, damage or expense (including, but not limited to, attorneys' fees and costs of litigation) which the other party may suffer or incur because of any claim by a broker, agent, or finder claiming by, through or under such indemnifying party, whether or not such claim is meritorious, for any compensation with respect to the entering into of this Agreement, the option, sale and purchase of the Property, or the consummation of the transactions contemplated herein.

8.   ACCESS AND PARKING EASEMENT:

     In the event HARVEYS exercises its option rights hereunder HARVEYS agrees to grant an access and parking easement over the southeastern corner of the Property in favor of and for the beneficial use by the "The Drink" night club which occupies, or shall occupy, an approximate two acre parcel contiguous to the

Property (the "Drink Parcel"). The Drink Parcel and the area of the access and parking easement are shown on the map attached hereto as Exhibit "E." The rights and obligations of GRAND with respect to the Drink Parcel and the owners thereof, the parking and access easement and the restrictive covenant to be recorded against a portion of the Property benefitting the owners of the Drink Parcel are set forth in the Agreement between GRAND and the owners of the Drink Parcel, a copy of which is attached hereto as Exhibit "F" (the "Drink Agreement"). HARVEYS has reviewed and is familiar with the terms and conditions of the Drink Agreement. HARVEYS shall be bound by the terms and conditions of the Drink Agreement, as they relate to the parking and access easement and the restrictive covenant set forth therein. HARVEYS acknowledges and agrees that it shall take title to the Property subject to said restrictive covenant and the obligations thereunder. If GRAND fails or refuses to timely acquire the Drink Land (as such is defined in the Drink Agreement) in accordance with the Drink Agreement, HARVEYS shall have the right to terminate this Agreement and, in that event, HARVEYS shall be entitled to immediate repayment of all sums previously paid to GRAND.

9.   HARVEYS' RIGHT TO ENTER LAND FOR SPECIFIED PURPOSES:

     On the execution of this Agreement, HARVEYS will have the right to enter the land above described and carry out any inspections or preliminary work that may be necessary, in a manner that will cause the least possible disturbance to the possession of GRAND. HARVEYS hereby agrees to pay or otherwise satisfy, and to indemnify GRAND and hold GRAND and the Property harmless from and against, any claims, liens, judgments, liabilities, costs, expenses, losses and damages incurred or suffered by GRAND and/or to which the Property becomes subject and which are caused by any such activities and shall maintain sufficient liability insurance covering its activities on the Property and the indemnity provided herein, and name GRAND as an additional insured thereunder. If requested by GRAND, HARVEYS shall provide to GRAND evidence of such insurance. HARVEYS' indemnity hereunder shall survive the close of escrow or the termination or expiration of this Agreement. HARVEYS agrees to immediately restore the Property and otherwise compensate GRAND for any damage that may arise out of, or be incidental to, any inspections or work.

10.  GRAND NOT TO LEASE OR ENCUMBER PROPERTY:

     GRAND warrants that the Initial Property is not subject to any leasehold interest which extends beyond any option period, and further agrees that GRAND will not enter into any written or oral lease of the Initial Property or any part thereof which extends beyond any option period, without first securing the written approval of HARVEYS.

11.  REPRESENTATIONS BY GRAND ON CONDITION OF PROPERTY:

     GRAND warrants and represents that to the best of its knowledge the Property subject to this Agreement has not been used for the storage or disposal of hazardous or toxic waste and materials and to the best of its knowledge the Property is free and clear of such waste, debris or material. GRAND agrees to indemnify HARVEYS should HARVEYS incur any costs, including but not limited to clean-up costs or applicable fines, that result from a breach of the warranty given by GRAND in the previous sentence. This paragraph and representations contained herein shall not merge in the deed and shall survive the transfer of title.

12.  MEMORANDUM OF OPTION; ASSIGNMENT:

     HARVEYS shall have the right to record a memorandum of option in the Official Records of Clark County. Concurrently herewith,

HARVEYS shall also execute and deposit into escrow a quitclaim deed to the Property, which deed shall be recorded by Escrow Agent without further instruction by the parties in the event HARVEYS has not duly exercised the Option on or before the aforesaid expiration date hereof and/or timely closed escrow with respect to the Initial Property or the Remainder Property as required hereby, or upon GRAND'S instructions if the Option or the Remainder Option is terminated due to HARVEYS failure to timely make any required option payment.

     HARVEYS shall not assign this option without GRAND'S prior written consent. GRAND'S consent shall not be withheld or delayed if the assignment is to an entity in which HARVEYS retains control. Any assignment without GRAND'S prior written consent shall be null and void, and shall constitute a material default by HARVEYS of its obligations hereunder and shall cause the immediate and automatic termination of all rights of HARVEYS hereunder, including without limitation, all option rights granted hereunder.

13.  PARTIES TO COOPERATE:

     The parties hereto agree to execute such other and further documents as may be necessary to effect this Agreement and to cooperate with each other in order to effectuate the terms of this Agreement.

14.  INDEMNIFICATION:

     The parties will mutually indemnify and save each other harmless from and against any and all claims, actions, damages, liability and expense in connection with tort claims, personal injury and/or property damage arising from the performance of this Agreement.

15.  RELATIONSHIP OF PARTIES:

     The parties hereto agree and understand that their relationship under this Agreement is that of optionor and optionee, only; nothing contained in this Agreement shall be construed or interpreted to create the relationship of principal and agent, employer and employee, joint ventures or partners, or any other form of relationship other than optionor and optionee.

16.  NOTICES:

     All notices required or permitted under this Agreement shall be either delivered by hand delivery, commercial overnight delivery courier or facsimile transmittal with confirming overnight courier delivery, and addressed as follows:

     If to HARVEYS:

               HARVEYS CASINO RESORTS
               Attn:  CHARLES W. SCHARER, CEO
               Highway 50 and Stateline Avenue
               Post Office Box 128
               Stateline, NV  89449
               FAX No. (702) 588-0601

          With a copy to:

               SCARPELLO & ALLING, LTD.
               Attn:  Ronald D. Alling, Esq.
               276 Kingsbury Grade, Suite 2000
               Post Office Box 3390
               Lake Tahoe, NV  89449
               FAX No. (702) 588-4970

     If to GRAND:

               GRAND PLAZA LIMITED PARTNERSHIP
               c/o TPF Trading, Inc.
               Attn: Martin Egbert
               4435 South Eastern Avenue
               Las Vegas, NV  89119
               FAX No. (702) 737-1490

          With a copy to:

               GOOLD, PATTERSON, DEVORE & RONDEAU
               Attn: Barry S. Goold, Esq.
               4496 South Pecos Road
               Las Vegas, NV  89121
               FAX No. (702) 436-2650

     If to Escrow Agent:

               NEVADA TITLE COMPANY
               Attn: Nikki Wilcox
               3320 West Sahara Avenue, Suite 200
               Las Vegas, NV 89102
               FAX No. (702) 253-1682

The foregoing addresses may be changed by written notice to the other party as provided herein. Notices shall be deemed delivered upon actual receipt or refusal to accept delivery.

17.  ATTORNEYS FEES:

     In the event of any dispute or controversy between the parties concerning the enforcement or interpretation of this Agreement, the rights, duties or obligations of the parties under this Agreement, or otherwise relating to or arising out of this Agreement the prevailing party in such dispute or controversy shall be entitled to recover reasonable costs and expenses incurred, including attorneys fees, in addition to any other remedies which they may be entitled to at law or in equity.

18.  GOVERNING LAW:

     This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. Jurisdiction and venue for any dispute relating to or arising out of this Agreement shall be in the Eighth Judicial Court, in and for the County of Clark.

19.  ENTIRE AGREEMENT:

     This document comprises the entire understanding and agreement among the parties hereto and may not be changed, modified, altered or amended except by a writing signed by the parties.

20.  WARRANTY AS TO AUTHORITY TO EXECUTE:

     Each party hereto warrants to the other parties hereto that such party has full authority to execute this Agreement, and that, in the event any party is a non-natural person, all approvals necessary or advisable on the part of each contracting party have been obtained. Each party hereto further warrants that, upon execution, this Agreement shall be fully binding and enforceable against such party in accordance with its terms.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as the date first written above with the intent to be legally bound thereby.


                                  "HARVEYS"

                                       HARVEYS CASINO RESORTS

                                       By:  /s/ Charles W. Scharer
                                          ------------------------------------
                                       Its: Chairman, Pres. & CEO
                                            ----------------------------------

                                  "GRAND"

                                       GRAND PLAZA LIMITED PARTNERSHIP

                                       By: TPF Trading, Inc., its general
                                            Partner


                                       By: /s/ Martin Egbert, President
                                          ------------------------------------
                                           Martin Egbert, President

                                 EXHIBIT "A"

                         Map Showing Entire Property
                            INCLUDING DRINK PARCEL

                                 EXHIBIT "B"

                          MAP SHOWING 14 ACRE PARCEL

                                 EXHIBIT "C"

                          MAP SHOWING 18 ACRE PARCEL

                                 EXHIBIT "D"

                                 TITLE REPORT

                                  EXHIBIT "E"

                            MAP SHOWING THE DRINK PARCEL
                   AND THE AREA OF THE ACCESS AND PARKING EASEMENT

                                  EXHIBIT "F"

                                DRINK AGREEMENT